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                                                                   EXHIBIT 10.12

       **CERTAIN CONFIDENTIAL MATERIAL CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
     PURSUANT TO 17 C.F.R. SUBSECTION 200.80(B)(4), 200.83 AND 230.406.**

               AMENDMENT TO EXCLUSIVE LICENSE AND SUPPLY AGREEMENT
                                     BETWEEN
                            ICN PHARMACEUTICALS, INC.
                                       AND
                              SCHERING-PLOUGH LTD.
                               DATED JULY 28, 1995

         This Amendment, effective as of the last date below (the "Effective Date"), to the Exclusive License and Supply Agreement between ICN Pharmaceuticals, Inc. ("ICN") and Schering-Plough Ltd. ("Schering") dated July 28, 1995 (the "Agreement") is entered into by and between the parties hereto with reference to the facts below. Terms with initial capitals which are not specifically defined in this Amendment shall have the defined meaning set forth in the Agreement.

         WHEREAS, Section 7.1 of the Agreement grants the right to ICN, following receipt of Regulatory Approval in the EU, to distribute, market, use, make, have made and sell the Product for the treatment of chronic hepatitis C, at ICN's expense, in the EU; and

         WHEREAS, the Parties wish to amend the Agreement to increase certain royalty payments to ICN in exchange for ICN relinquishing its rights and granting to Schering exclusive rights to develop, distribute, market, use, make, have made and sell the Product alone or as part of a combination therapy for the treatment of chronic hepatitis C in the EU; and

         WHEREAS, the Parties also wish to modify certain other provisions of the Agreement in order to achieve consistency with the objective of this amendment granting Schering exclusive rights to the Product in the Territory; and

         WHEREAS, pursuant to Section 3.2(e) of the Agreement, ICN is required to reimburse Schering for [REDACTED], up to a maximum amount of $5 million, of the reasonable costs and expenses incurred by Schering in pursuing Regulatory Approval in the EU and whereas ICN has to date made no such reimbursement; and
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         WHEREAS, ICN has incurred certain costs in anticipation of co-promoting the Product in the EU and Schering has agreed to reimburse ICN for such amounts expended by ICN; and

         WHEREAS, the Parties wish to resolve certain additional matters between them and provide for additional value to ICN of $16.5 million.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations below, the Parties agree as follows:

          1. ICN acknowledges that in exchange for the receipt of additional value to ICN of $16.5 million the matters set forth below are resolved between the parties. From the $16.5 million in additional value to ICN, Schering shall deduct $5 million and Schering acknowledges that ICN shall not be required to reimburse Schering for [REDACTED], up to a maximum amount of $5 million, of the reasonable costs and expenses incurred by Schering in pursuing Regulatory Approval in the EU, as provided in Section 3.2(e) of the Agreement, and such debt of ICN is forgiven by Schering.

          2. Within ten (10) business days after the Effective Date, Schering shall pay to ICN the balance of $11.5 million, by wire transfer of immediately available funds to an account designated by ICN.

          3. ICN acknowledges and agrees that payment by Schering shall be in full and complete satisfaction of any and all rights and/or claims that ICN has or may have relating to:

          (a) royalties due ICN under the Agreement, as amended by this Amendment Agreement, for any and all [REDACTED] (but not [REDACTED]), including, as described in Section 6.2(b) of the Agreement, which [REDACTED] are in existence at the Effective Date and continue past the Effective Date; and

          (b)      [REDACTED]; and

          (c) reimbursement for the amounts that ICN has expended in anticipation of co-promoting the Product in the EU. In addition, ICN transfers to Schering ownership of certain pre-marketing activities in exchange for the consideration provided to ICN under this Agreement.


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          4. The Parties agree that clinical trials where patients are administered [REDACTED] (those with protocols and case report forms) were not and are not subject to any royalty obligations under the Agreement. Clinical trials utilizing ribavirin monotherapy up to [REDACTED] of Schering's Net Sales of ribavirin on a country-by-country basis (measured in units for this purpose) are not subject to any royalty obligations under the Agreement. However, clinical trials utilizing ribavirin monotherapy in excess of [REDACTED] of Schering's Net Sales of ribavirin on a country-by-country basis (measured in units for this purpose) shall be subject to royalty obligations under the Agreement. Examples of clinical trials, include but are not limited to, [REDACTED].

                  Notwithstanding anything set forth in this Section 4, during the first [REDACTED] period following Regulatory Approval of the Product in any country of the Territory on a country-by-country basis, except for specific investigator initiated studies to which the Parties mutually agree, no investigator initiated studies shall be subject to the minimum royalty payment to ICN, as such minimum royalty is set forth in Section 6.2. If after the [REDACTED] period set forth above, except for specific investigator initiated studies to which the Parties mutually agree, there are investigator initiated studies continuing in the relevant country, then ICN shall be entitled and Schering shall pay to ICN, [REDACTED] of the minimum royalty on such use of ribavirin. Beginning one year after such [REDACTED] period (i.e., [REDACTED] after Regulatory Approval of the Product in the relevant country), except for specific investigator initiated studies to which the Parties mutually agree, if the investigator initiated studies are still continuing in the relevant country, then ICN shall be entitled and Schering shall pay to ICN, [REDACTED] of the minimum royalty on such use of ribavirin.

          5. ICN further acknowledges and agrees that all minimum royalties due ICN through the Effective Date shall be satisfied upon payment to ICN of the amounts set forth in this agreement. In addition, the audit of Schering's books and records as requested by ICN by notice dated June 9, 1998, shall cease and ICN hereby waives and relinquishes its right under the Agreement to examine the books and records of Schering for minimum royalty purposes from the period of the inception of the Agreement through the Effective Date.

          6. The Parties further agree that royalties in the EU shall be calculated as Net Sales of ribavirin multiplied by the applicable royalty rate set forth in subsection 6.2(a), provided, however, that from such calculation, Schering shall deduct its [REDACTED]. When ribavirin is sold in a [REDACTED], ribavirin net sales are calculated by determining [REDACTED].

                                      -3-
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                  With regard to discounts, rebates and charge back payments
(collectively, "Discount"), when applied to [REDACTED], the Discount applied to the [REDACTED] shall be the average discount applied to [REDACTED] in the country, on a country-by-country basis. The remainder of the Discount will be applied to [REDACTED]. Following [REDACTED] of sales of the [REDACTED] in a Major Market, and thereafter on an annual basis, in the event ICN reasonably believes that there has been an inequitable apportionment of the Discount relating to [REDACTED], then ICN may request a meeting with Schering to resolve in good faith the issue of the equitable apportionment of the Discount of [REDACTED].

          7. ICM further acknowledges and agrees that Schering has paid in full and completely satisfied its obligations with regard to the Portugal "Virazide Transfer" and ICN acknowledges that such amounts were correctly deducted from applicable royalties due ICN.

          8. Sections of the Agreement relating to or implementing ICN's right to distribute, market and sell the Product in the EU shall be deleted in order to give effect to the intent of the Parties to amend the Agreement to grant Schering exclusive rights to the Product in the Territory with no retained marketing rights by ICN in the EU, except as provided in Section 12.6 ("Effects of Termination by ICN"). Such amendments to the Agreement are as follows:

- Section 2.4 ("Prices") shall be amended to delete the second sentence in its entirety. The remainder of Section 2.4 shall remain the same.

- Sections 3.1 (d) ("Research and Development Activities") shall be amended to delete the first two sentences and the Section shall read in its entirety as follows:

                  "(d) ICN will use it reasonable efforts to apply the publication procedures set forth in Exhibit F to any studies that commenced prior to and are planned as of the Effective Date."

- Section 3.2(b) ("Product Registrations"). The first sentence shall be amended to delete the first five words ("Except as to the EU") in their entirety. The remainder of Section 3.2(b) shall remain the same.


                                      -4-
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     Section 3.2(c) ("Product Registrations"). This Section 3.2(c) shall be deleted in its entirety. Section 3.2(d) shall be renumbered as Section 3.2(c) but shall otherwise remain the same.

- Section 3.2(e) ("Product Registrations"). This Section 3.2(e) shall be deleted in its entirety.

- Section 3.3(a) ("Pricing and Reimbursement Approvals"). The second sentence ("In the EU, ICN shall be responsible for ICN's pricing and reimbursement approvals and structure.") shall be deleted in its entirety. The remainder of Section 3.3(a) shall remain the same.

- Section 3.3(b) ("Pricing and Reimbursement Approvals"). The first sentence shall be amended to delete the first five words in their entirety and the last sentence of Section 3.3(b) shall be deleted in its entirety. Amended
     Section 3.3(b) shall thereupon read in its entirety as follows:

         "(b) Each pricing and reimbursement approval shall be placed in Schering's name or the name of a designated Schering Affiliate unless local law requires, or ICN and Schering otherwise agree, that such approval be in the name of ICN or a designated ICN Affiliate."

- Section 4.1 ("Diligence in Marketing the Product"). The last sentence shall be deleted in its entirety. The remainder of Section 4.1 shall remain the same.

- Section 4.3(a) ("Trademark Registrations and Infringements"). The last sentence shall be deleted in its entirety. The remainder of Section 4.3(a) shall remain the same.

- Section 4.3(e) ("Trademark Registrations and Infringements"). The parenthetical on lines two through four of the Section ("(including without limitation, the rights to manufacture the Product and to distribute, market and sell the Product in the EU under the ICN Trademark)") shall be deleted in its entirety. The remainder of Section 4.3(e) shall remain the same.

- Section 5.3(b) ("Product Sampling"). This subsection shall be deleted in its entirety. Section 5.3(c) shall be renumbered 5.3(b).


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-    Current Section 5.3(c) ("Product Sampling"). The last sentence of the section shall be deleted in its entirety. This section has been renumbered 5.3(b) and the remaining sentence of new Section 5.3(b) shall remain the same.

- Section 12.5(b)(ii) ("Effects of Termination by Schering"). This subsection shall be amended to delete the phrase "outside of the EU" from the eighth line of the subsection and subsection 12.5(b)(ii) shall thereupon read in its entirety as follows:

         "(ii) Schering shall grant ICN reference to any Regulatory Approvals and pricing or reimbursement approvals relating to the Product in the Territory;"

- Section 12.5(d)(i) ("Effects of Termination by Schering"). This subsection shall be amended to delete the phrase "including in the EU" from the fifth line of the subsection and subsection 12.5(d)(i) shall thereupon read in its entirety as follows:

         "(i) Schering shall retain a worldwide, perpetual, fully-paid up, exclusive license (exclusive even as to ICN) in and to the Know-How to enable Schering to develop, make, have made, use, sell and distribute Product in the Territory;"

         9. Section 6.2 of the Agreement shall be amended to read in its entirety as follows:

                  "6.2 Royalty Payment. In partial consideration of the grant of rights to Schering by ICN under this Agreement, Schering shall pay ICN a royalty in the following amounts:

                  (a) with respect to sales of Product, alone or as part of a [REDACTED], in the EU, the following royalty, [REDACTED], but in no event less than [REDACTED] of Net Sales:

                     (i) [REDACTED];

                     (ii) [REDACTED]; and

                    (iii) [REDACTED];


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                  (b) With respect to sales of Product, alone or as part of a combination therapy, in the Territory other than the EU:

                     (i) [REDACTED];

                     (ii) [REDACTED]; and

                     (iii) [REDACTED];

provided, however, that in no event shall the royalty on sales of the Product, alone or as part of a combination therapy, in any country in the Territory be less that [REDACTED] per capsule sold based on a [REDACTED], [REDACTED] per capsule sold based on a [REDACTED], and [REDACTED] per capsule sold based on a [REDACTED], such amounts to be proportionately adjusted based on a scale of [REDACTED] for other capsule sizes less than [REDACTED] and based on a scale of [REDACTED] for other capsule sizes in excess of [REDACTED]. In the event oral ribavirin from any third party becomes commercially available in any country in the Territory, then Schering shall not be obligated to pay the minimum royalty provided for in this Section 6.2 for that country, provided, however, that notwithstanding the foregoing, (A) Schering shall be obligated to pay the minimum royalty provided for in this Section 6.2 with respect to sales of the Product in any of [REDACTED] for a maximum of [REDACTED] from first introduction of oral ribavirin, at a [REDACTED], into any of [REDACTED]; (B) Schering shall be obligated to pay the minimum royalty provided for in this Section 6.2 with respect to sales of the Product in the [REDACTED] for a maximum of [REDACTED] years from first introduction of oral ribavirin, at a [REDACTED], in [REDACTED] and (C) Schering shall be obligated to pay the minimum royalty provided for in this Section 6.2 with respect to sales of the Product in [REDACTED] for a maximum of [REDACTED] from first introduction of oral ribavirin, at a [REDACTED], [REDACTED]. The phrase [REDACTED] as used in this Section 6.2 shall mean [REDACTED].

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[REDACTED] For purposes of this Section 6.2, the current actual net selling price shall be determined on a country-by-country basis, for each calendar quarter, by dividing the Net Sales of capsules of a particular capsule strength by the total number of capsules of the same strength that were sold and sampled in such country during such period. Each Party shall have the right to audit the books and records of the other Party for the purpose of verifying the current actual net selling price, in accordance with the procedures set forth in Section 6.10."

          10. The last sentence of Section 6.12 shall be amended to read in its entirety as follows:

          "Notwithstanding the foregoing, (i) in no event shall ICN be liable for any deficiency, fine, assessment or penalty resulting from Schering's failure to withhold the proper amount in accordance with the written instructions of ICN to Schering given in accordance with Section 15.7 hereof, and (ii) in no event shall ICN be liable for any deficiency, fine, assessment or penalty resulting from Schering's failure to withhold the proper amount as a result of Schering's negligence in calculating or paying such withholding tax. In the event ICN is required to pay any such deficiency, or any fine, assessment or penalty for any such deficiency, Schering shall promptly reimburse ICN for such payments". The remainder of Section 6.12 shall remain the same.

          11. Section 7.1 of the Agreement entitled "ICN's Marketing Rights" shall be deleted in its entirety except that the last sentence shall remain and have the following added at the end of the existing sentence "or is known to have sold the Product outside of Egypt." Section 7.1 shall be re-titled "ICN's Marketing Rights in Egypt." and shall read in its entirety as follows:

         7.1 ICN's Marketing Rights in Egypt. In recognition of ICN's current sales of the Product for the treatment of chronic hepatitis C pursuant to a Regulatory Approval in

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Egypt, ICN shall have the right under its existing contractual obligations (on a semi-exclusive basis with Schering) at any time to distribute, market, use and sell the Product for the treatment of chronic hepatitis C, at ICN's expense in Egypt; provided, however, that ICN shall not sell the Product to any entity in Egypt that could reasonably be expected to resell the Product outside Egypt or is known to have sold the Product outside of Egypt."

         12. In order for Schering to derive the full benefits of the Agreement with ICN, it is important that Schering be allowed to fully exploit the exclusive rights granted to it under the Agreement. Without restricting ICN from being able to fully exploit its rights to further develop ribavirin in accordance with the terms of the Agreement for use in therapeutic areas other than hepatitis C, ICN agrees not to enter into any agreements, understandings or arrangements of any kind with any third or affiliated parties that directly or indirectly interferes with the exclusive rights of Schering to make, have made, develop, use, sell and distribute the Product in the Territory for the treatment of hepatitis C. In addition, ICN agrees not to provide Product, Know-How, data or any other such information or in any way facilitate the provision of Product, Know-How, data or other such information with or without compensation for any purpose that would allow, or might allow, a third or affiliated party to obtain a health registration for the Product or enable the third or affiliated party to compete against Schering by using the Product, alone or as part of a combination therapy, for the treatment of hepatitis C. In the event, Schering is able to provide ICN with information reasonably demonstrating that a third or affiliated party is using Product, Know-How, data or any other such information provided or facilitated by ICN to attempt to obtain a health registration for the Product or enabling it to compete against Schering by using the Product, ICN will immediately discontinue providing or facilitating the provision of such Product, Know-How, data or other such information to the third or affiliated party and take all reasonable steps to recover or withdraw permission to use such Product, Know-How, date or other such information.

          13. Without limiting the foregoing, ICN further acknowledges that it is hereby releasing and forever discharging Schering, and any affiliated entities, and their officers, directors, shareholders, employees and representatives, of and from any and all actions, claims, liabilities and demands now existing or which may hereafter arise including all claims for damages, costs and fees, including attorneys' fees, of any description whatsoever, arising out of or relating to any claim for (a) royalties due ICN under the Agreement, as amended by this Amendment Agreement, for any and all

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[REDACTED] (but not [REDACTED]) including, as described in
Section 6.2(b) of the Agreement, both prior to and until Regulatory Approval of the Product in each country where such [REDACTED] have been or are [REDACTED], (b) royalties due ICN for any and all [REDACTED] and any [REDACTED] of Product through the Effective Date, (c) the calculation of Schering's [REDACTED] through the Effective Date, (d) any alleged breach of
Section 3.2(c) of the Agreement through the Effective Date, or (e) reimbursement of any funds expended by ICN in anticipation of co-promotion of Product in the EU, (f) any of the matters that are the subject of this Agreement.

          14. In addition and in further consideration of the foregoing, ICN hereby expressly waives any and all rights and benefits conferred upon it by the provisions of Section 1542 of the Civil Code of the State of California, which reads as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          15. It is understood that neither the execution of this Agreement nor any other action taken by Schering in connection with this Agreement constitutes an admission by Schering or any affiliated entity of any violation of any law, duty or obligation, and this Agreement is entered into without admission of liability of any kind and is made in discharge, compromise, settlement and satisfaction of all actions, claims and demands of any kind whatsoever by ICN against Schering and any affiliated entities.

          16. The terms, conditions and existence of this Agreement shall be treated by the Parties on a confidential basis, subject to Section 9.2 of the Agreement ("No Publicity") and subject further to appropriate disclosure to employees and shareholders of Schering-Plough Corporation (the corporate parent of Schering) and its affiliates and/or ICN, or as otherwise required by law. Each of Schering and ICN agrees to coordinate both the timing and content of any public announcements relating to this Amendment Agreement and any such public announcements shall be subject to the review and approval of the Parties prior to public disclosure.

          17. This Agreement shall bind the Parties and their successors or assigns.

          18. The Parties agree that the laws of the state of New Jersey, exclusive of its conflicts of laws rules, shall be controlling with respect to the validity, performance and interpretations of the terms of this Agreement.


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          19. This Amendment to the Agreement is incorporated therein and expressly made a part thereof.

          20. This Amendment to the extent set forth herein, amends, modifies and supplements the Agreement. This Agreement contains the entire agreement between the Parties hereto, and the terms of this Agreement are contractual and not a mere recital. Except as expressly. modified herein, all of the terms and provisions of the Agreement remain in full force and effect and cannot be amended, modified or changed in any way whatsoever except by a written instrument duly executed by the Parties hereto.

          IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the last date below.

SCHERING-PLOUGH LTD.                           ICN PHARMACEUTICALS, INC.

By:        /s/ David Poorvin                  By:      /s/ David C. Watt
     ----------------------------------             ---------------------------
           David Poorvin                               David C. Watt

Title:   Prokurist                            Title:   Executive Vice President
                                                       General Counsel &
                                                       Corporate Secretary

Date:         16 July 1988                    Date:
      ---------------------------------            ----------------------------




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